Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel – Chief Financial Officer Famous Dave’s of America, Inc. 952-294-1300
Famous Dave’s Reports Second Quarter Results
          Minneapolis, MN, August 2, 2006 – FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ: DAVE) today announced financial results for the second quarter ended July 2, 2006.
          Highlights for the second quarter of 2006 were as follows:
•	Total revenue of $30.7 million increased 9.5% over the prior year.

•	Comparable sales for company-owned restaurants increased 1.2% over the prior year.

•	Franchise royalty revenue of $3.6 million increased 28.9% over the prior year.

•	Earnings were $0.14 per diluted share, including $0.02 after-tax expense related to stock-based compensation.

•	Results include one-time, non-cash, charges of $0.05 per diluted share.
          Net income for the second quarter ending July 2, 2006 was approximately $1.5 million, or $0.14 per diluted share, on total revenue of approximately $30.7 million. In comparison, for the second quarter of 2005, net income was approximately $1.8 million or $0.17 per diluted share, on total revenue of approximately $28.1 million. For the second quarter of 2006, net sales for company-owned restaurants, open year-round for 18 months or more, increased approximately 1.2%, as compared to an increase of 5.0% for the second quarter of 2005. Total revenue for the second quarter of 2006 increased approximately 9.5% over the 2005 comparable period, reflecting three new company-owned restaurants, a 1.2% comparable sales increase, and strong growth in franchise royalties.
          For the six months ended July 2, 2006, the company reported net income of approximately $2.3 million, or $0.21 per diluted share, on total revenue of approximately $57.8 million, compared with net income of approximately $2.4 million, or $0.21 per diluted share, on total revenue of approximately $51.6 million for the first six months of 2005. Net sales for company-owned restaurants, open year-round for 18 months or more, increased 3.2% for both the first half of 2006 and 2005.
          “Our performance in the second quarter reflects our strong focus on building our brand,” said David Goronkin, President and Chief Executive Officer of Famous Dave’s. He noted that the company was up against a particularly strong second quarter in the prior year, and that the year-over-year comparisons reflect the shift of the Easter holiday to the second quarter in 2006 from the first quarter in 2005.
          “During the second quarter, we took a number of steps designed to strengthen shareholder value over the long term, and as a result, our earnings reflected several one-time, non-cash, charges,” said Goronkin.
          The company paid off approximately $3.0 million in long-term debt, which will result in future interest savings. Goronkin said that the approximately $148,000, or $0.01 per diluted share non-cash charge to write-off deferred financing fees as a result of the early payment is expected to be offset by interest savings in the second half of the year.
          The company also recorded a reserve for impairment of approximately $282,000, or $0.02 per diluted share, on assets currently held-for-sale, to reflect the assets at their fair market value based on a pending sale. In addition, the company took an impairment charge of approximately $503,000 or $0.03 per diluted share during the second quarter of 2006 on an underperforming company-owned restaurant that closed subsequent to the end of the second quarter.
          Goronkin noted that during the quarter, the company’s Board of Directors authorized a third, one million share stock repurchase plan, under which, the company repurchased 158,600 of its common shares during the quarter at an average price of $14.82 per share, excluding commissions.
          The second quarter 2006 earnings results included approximately $321,000 of stock-based compensation expense, or $0.02 per diluted share related to the company’s stock-based compensation programs, including unrestricted shares of stock that were granted to independent board members for compensation for board service for fiscal 2006. The six month period ended July 2, 2006 included compensation expense of approximately $692,000, or $0.04 per diluted share, related to the company’s stock-based compensation programs.
          During the second quarter of 2006, the company opened 5 and closed 1 franchise-operated restaurant and opened 1 company-owned restaurant. The company also entered into area development agreements for six new restaurants in the State of Oregon and three new restaurants in the State of Washington (other than the Seattle metropolitan area). Famous Dave’s ended the quarter with 136 restaurants, including 41 company-owned restaurants and 95 franchise-operated restaurants in 34 states, and had signed development agreements for an additional 189 franchised locations.
          The company is hosting a conference call tomorrow, August 3, 2006, at 10:00 a.m. Central Time to discuss its second quarter 2006 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing 800-374-1553, conference ID 2186909. A replay will be available for one week following the call by dialing 800-642-1687, conference ID 2186909. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of August 2, 2006, the company owned 40 locations and franchised 97 additional units in 34 states and had signed development agreements for an additional 185 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel – Chief Financial Officer, at (952) 294-1300.
          Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
Revenue:
Restaurant sales, net	$26,472	$24,468	$49,688	$45,211
Franchise royalty revenue	3,570	2,769	6,710	4,912
Franchise fee revenue	404	380	966	775
Licensing and other revenue	294	449	464	664

Total revenue	30,740	28,066	57,828	51,562

Costs and expenses:
Food and beverage costs	8,032	7,510	15,036	13,859
Labor and benefits	7,377	6,792	14,564	13,085
Operating expenses	6,639	5,859	12,629	10,925
Depreciation and amortization	1,063	1,091	2,190	2,214
General and administrative	3,687	3,470	7,695	6,843
Reserve for impairment	784	—	784	—
Pre-opening expenses	217	—	399	—
Loss on disposal	5	4	14	6

Total costs and expenses	27,804	24,726	53,311	46,932

Income from operations	2,936	3,340	4,517	4,630

Other income (expense):
Loss on early extinguishment of debt	(148)	—	(148)	—
Interest expense	(461)	(473)	(932)	(953)
Interest income	90	57	195	151
Other income (expense), net	(8)	47	(46)	2

Total other expense	(527)	(369)	(931)	(800)

Income before income taxes	2,409	2,971	3,586	3,830

Income tax expense	(885)	(1,127)	(1,320)	(1,453)

Net income	$1,524	$1,844	$2,266	$2,377

Basic and diluted net income per common share	$0.14	$0.17	$0.21	$0.21

Weighted average common shares outstanding – basic	10,573,000	10,831,000	10,590,000	11,080,000

Weighted average common shares outstanding – diluted	10,935,000	11,163,000	10,942,000	11,444,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
Food and beverage costs (1)	30.3%	30.7%	30.3%	30.7%
Labor and benefits (1)	27.9%	27.7%	29.3%	28.9%
Operating expenses (1)	25.1%	24.0%	25.4%	24.2%
Depreciation & amortization (restaurant level) (1)	3.6%	4.0%	3.9%	4.4%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%	0.4%	0.4%
General and administrative (2)	12.0%	12.4%	13.3%	13.3%
Reserve for impairment (1)	3.0%	—	1.6%	—
Pre-opening expenses & loss on disposal (1)	0.8%	—	0.8%	—

Total costs and expenses (1)	90.7%	86.4%	91.3%	88.2%
Income from operations (2)	9.6%	11.9%	7.8%	9.0%

(1) As a percentage of restaurant sales, net

(2) As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	July 2,	January 1,
(in thousands)	2006	2006
ASSETS
Current assets	$12,955	$15,494
Property, equipment and leasehold improvements, net	49,133	46,872
Other assets	4,953	5,232

Total assets	$67,041	$67,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$11,125	$9,862
Long-term obligations	17,072	19,848
Shareholders’ equity	38,844	37,888

Total liabilities and shareholders’ equity	$67,041	$67,598

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
Weighted average weekly net sales:

Company-Owned	$50,583	$49,338	$47,787	$45,649
Franchise-Operated	$61,694	$59,848	$59,803	$56,087

Operating weeks:
Company-Owned	522	494	1,037	988
Franchise-Operated	1,186	952	2,295	1,813

Comparable net sales:
Company-Owned	1.2%	5.0%	3.2%	3.2%
Franchise-Operated	(5.3)%	0.7%	(3.7)%	(0.6)%

Total number of restaurants:
Company-Owned	41	38	41	38
Franchise-Operated	95	80	95	80

Total	136	118	136	118